As filed with the Securities and Exchange Commission on August 31, 2016

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0443284

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

271 Waverley Oaks Road, Suite 108, Waltham, MA 02452

(781) 788-9043

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen From
President and Chief Executive Officer
EyeGate Pharmaceuticals, Inc.
271 Waverley Oaks Road, Suite 108, Waltham, MA 02452

(781) 788-9043

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

J. Fraser Collin, Esq.

Robert A. Petitt, Esq.
Burns & Levinson LLP
125 Summer Street
Boston, MA 02110
(617) 345-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (3)	871,000	$1.73	$1,506,830	$152

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the Common Stock is estimated solely for the calculation of the registration fees due for this filing. This estimate was based on the average of the high and low sales price of our stock reported by The NASDAQ Capital Market on August 29, 2016.

(3)	Represents shares of Common Stock that may be issued upon the exercise of outstanding warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED AUGUST 31, 2016

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

EYEGATE PHARMACEUTICALS, INC.

871,000 Shares

Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in this prospectus of up to 871,000 shares of our common stock, par value $0.01 per share (the “Common Stock”), initially issued in private placements, which shares are issuable upon the exercise of warrants.

The selling stockholders may offer the shares from time to time as each selling stockholder may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. Each selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

The registration of these shares does not necessarily mean that any holders will sell any of their shares or exercise their warrants. We are not offering for sale any shares of our Common Stock pursuant to this prospectus. We will not receive any cash proceeds from the sale of any of our shares of Common Stock by the selling stockholders, but we have agreed to pay certain registration expenses.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “EYEG.” On August 30, 2016, the closing price for our Common Stock, as reported on the NASDAQ Capital Market, was $1.75 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 5 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is             , 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus.

Neither we nor the selling stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors,” before investing in our securities. All references to “Company” “we,” “our” or “us” refer solely to EyeGate Pharmaceuticals, Inc. and its subsidiaries and not to the persons who manage us or sit on our Board of Directors (the “Board”).

About EyeGate Pharmaceuticals

We are a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing products for treating diseases and disorders of the eye. EGP-437, our first and only product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through our proprietary innovative drug delivery system, the EyeGate® II Delivery System. In addition, we are developing, through our wholly-owned subsidiary, Jade Therapeutics, Inc. (“Jade”), products using cross-linked thiolated carboxymethyl hyaluronic acid (“CMHA-S”), a modified form of the natural polymer hyaluronic acid, which is a gel that possesses unique physical and chemical properties such as hydration and healing properties when applied to the ocular surface. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries. We intend to initiate a clinical trial for its lead ocular gel product candidate for corneal epithelial defects.

Our proprietary technology, the EyeGate® II Delivery System, utilizes transscleral iontophoresis to deliver optimal therapeutic levels of drug directly into the targeted ocular tissue. It offers a potential alternative to current delivery modalities such as eye drops and ocular injections. Based on technology originating at the Bascom Palmer Eye Institute at the University of Miami, the EyeGate® II Delivery System has been used in over 2,000 clinical treatments to-date, including more than 1,300 treatments delivering our lead therapeutic candidate, EGP-437. The system utilizes a low-level electrical current to deliver a specified amount of drug for each treatment. The process involves applying an electrical current to an ionizable substance – one capable of carrying an electric charge – to increase its mobility across a biological membrane and, through electrorepulsion, drive a like-charged drug substance into the ocular tissue. Using our EyeGate® II Delivery System, treatments can be administered by a wider group of eye care practitioners. In-office preparation is simple and efficient, and can be completed by nursing or other office staff. Dosing takes approximately three minutes per eye, while total treatment time including preparation is roughly seven minutes per eye.

We are developing the EyeGate® II Delivery System and EGP-437 combination product (together, the “EGP-437 Product”) for the treatment of various inflammatory conditions of the eye, including anterior uveitis, a debilitating form of intraocular inflammation of the anterior portion of the uvea, such as the iris and/or ciliary body, post-cataract surgery inflammation and pain, and macular edema, an abnormal thickening of the macula associated with the accumulation of excess fluids in the retina. Based on guidance provided by the FDA, we expect that if the ongoing confirmatory Phase 3 trial of the EGP-437 Product for the treatment of anterior uveitis meets non-inferiority criteria, data from this trial along with data from our previously completed Phase 3 trial in anterior uveitis will be sufficient to support a NDA filing. We also believe, based on guidance provided by the FDA, that the design of the planned confirmatory Phase 3 anterior uveitis trial for the EGP-437 Product is acceptable, and that the nonclinical work completed to date is sufficient to support a NDA filing.

The CMHA-S platform is based on hyaluronic acid (“HA”), a naturally occurring polymer that is important in many physiological processes, including wound healing, tissue homeostasis, and joint lubrication. To create hydrogels, the HA is modified to create thiolated carboxymethyl HA (“CMHA-S”) that is then crosslinked together through the thiol groups. Some products are disulfide crosslinked while others utilize a crosslinker. The crosslinking slows degradation of the HA backbone and provides a matrix for incorporating therapeutic agents. Variations in the number of thiols per molecule, the molecular weight of the polymer, the concentration of the polymer, type of crosslinking, and incorporation of other molecules provides a highly versatile platform that can be tailored to a specific application. Products can be formatted as gels, films, sponges, or powders, and crosslinking can be done in its natural environment. Our first product from the CMHA-S platform, the EyeGate Ocular Bandage Gel (the “EyeGate OBG”), is an eye drop formulation that is applied topically. The EyeGate OBG provides a thin coating to the surface of the eye, serving as a protectant to facilitate and accelerate corneal re-epithelization. The EyeGate OBG is intended for the management of corneal epithelial defects and for the acceleration of re-epithelization of the ocular surface following surgery, injection, traumatic, and non-traumatic conditions. We intend to initiate a clinical trial for the EyeGate OBG by the end of 2016.

Additionally, cross-linking allows the viscosity of the CMHA-S products to be modified to meet optimum ocular needs. The increased viscosity and non-covalent muco-adhesive interfacial forces improve residence time in the tear film, thus providing a coating that aids and promotes re-epithelization of the ocular surface via physical protection. The EyeGate OBG provides significant mechanical improvement over non-cross-linked HA products and other hydrogels by forming a degradation-resistant coating. Pilot preclinical studies suggest that this chemical modification will prolong retention time on the ocular surface, thus providing a smooth continuous clear barrier without blur, minimizing mechanical lid friction, and reducing repeat injury, which can mechanically protect the ocular surface and accelerate corneal re-epithelization.

The gel is presently available commercially as a veterinary device, manufactured by SentrX Animal Care and sold in the U.S. by Bayer Animal Health as Remend® Corneal Repair, indicated for use in the management of superficial corneal ulcers. The product has been used for five years in dogs, cats and horses, without any adverse effects. The composition of the veterinary product is identical to that of the EyeGate OBG.

On June 1, 2016, we announced interim data on the first 50 subjects from our Phase 1b/2a trial of our EGP-437 Product for the treatment of ocular inflammation and pain post cataract surgery. The ongoing Phase 1b/2a clinical trial is a multi-center, open-label trial enrolling up to 80 subjects who have undergone unilateral cataract extraction and implantation of a monofocal intra-ocular lens. The primary objective of this trial is to assess the safety and efficacy of iontophoretic EGP-437 in these patients following surgery and determine the optimum dose and dosing regimen to design a prospective, double-masked, randomized, controlled trial.

Our acquisition of Jade in March 2016 (the “Jade Acquisition”) strengthens our market position as an integrated ocular company through the addition of a robust preclinical pipeline that complements our ongoing efforts to develop novel treatments for diseases and disorders of the eye. The Jade acquisition also expands our development focus, and creates a diversified portfolio of ocular focused assets consisting of EGP-437 and our iontophoretic delivery technology, complemented by Jade’s CMHA-S-based product pipeline. Our expanded product pipeline now includes both preclinical and clinical assets that collectively address a large market opportunity consisting of various treatments for patients suffering from eye diseases and disorders.

On July 9, 2015, we entered into an exclusive, worldwide licensing agreement with a subsidiary of Valeant Pharmaceuticals International, Inc. (“Valeant”), through which we granted Valeant exclusive, worldwide commercial and manufacturing rights to our EGP-437 Product in the field of anterior uveitis, as well as a right of last negotiation to license our EGP-437 Product for indications other than anterior uveitis (the “Valeant Agreement”). There are four principal R&D milestones under the Valeant Agreement: (i) the Phase 3 Clinical Trial, (ii) the Endothelial Cell Count Safety Trial (a screening tool used to verify that a patient’s cornea has an adequate endothelial cell density), (iii) the chemistry, manufacturing and control validation, and (iv) the New Drug Application, or “NDA”, filing with the FDA. Under the Valeant Agreement, Valeant paid to us an initial upfront payment of $1.0 million, and we are eligible to receive milestone payments totaling up to $32.5 million, upon and subject to the achievement of certain specified developmental and commercial progress of the EGP-437 Product for the treatment of anterior uveitis. As of June 30, 2016, we have received an aggregate of $2.515 million in upfront and milestone payments from Valeant. In addition, we are eligible under the Valeant Agreement to receive royalties based on a specified percent of net sales of our EGP-437 Product for the treatment of anterior uveitis throughout the world, subject to adjustment in certain circumstances.

Throughout our history, we have not generated significant revenue. We have never been profitable and, from December 26, 2004 (inception) through June 30, 2016, our losses from operations have aggregated $71.5 million. Our net loss was approximately $6.3 million and $4.3 million for the six months ended June 30, 2016 and 2015, respectively. We expect to incur significant expenses and increasing operating losses for the foreseeable future as we continue the development and clinical trials of and seek regulatory approval for our EGP-437 Product for the treatment of uveitis as well as other indications, or the EyeGate OBG, our lead product candidate for corneal epithelial defects, and any other product candidates we advance to clinical development. If we obtain regulatory approval for the EGP-437 Product for the treatment of uveitis, or any other indication, we expect to incur significant expenses in order to create an infrastructure to support the commercialization of the EGP-437 Product, including sales, marketing and distribution functions. Likewise, if we obtain regulatory approval for the EyeGate OBG, we expect to incur additional significant sales, marketing and distribution expenses.

Corporate Information

Our principal executive offices are located at 271 Waverley Oaks Road, Suite 108, Waltham, MA 02452, and our telephone number is (781) 788-9043. Our website address is www.eyegatepharma.com. Our website and the information contained in, or accessible through, our website will not be deemed to be incorporated by reference into this prospectus and does not constitute part of this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

Recent Developments

On June 30, 2016, we completed a registered direct offering of 441,000 shares of Common Stock and 2,776.5 shares of Series A Convertible Preferred Stock (convertible into 1,234,000 shares of Common Stock) (the “Series A Preferred Stock”), along with a concurrent private placement of warrants (collectively, the “June 2016 Offering”). Concurrently with the closing of the June 2016 Offering, the holder elected to convert 123.75 shares of Series A Preferred Stock into 55,000 shares of Common Stock. Between July 1, 2016 and August 31, 2016, the holder also elected to convert an aggregate of 954 shares of Series A Preferred Stock into 424,000 shares of Common Stock. The total net proceeds to us from the June 2016 Offering, after deducting the placement agent fees and offering expenses, were approximately $3.4 million. Additionally, the investor received, for each share of Common Stock or for each share of Common Stock issuable upon conversion of a share of Series A Preferred Stock purchased in the registered direct offering, a warrant to purchase one-half of a share of Common Stock at an exercise price of $3.50 per share, totaling 837,500 Common Stock warrants. The warrant issued to the investor is initially exercisable six months following issuance and terminate five years following the initial exercise date. In addition, we issued to H.C. Wainwright & Co., LLC, the exclusive placement agent for the June 2016 Offering, warrants to purchase 33,500 shares of Common Stock. The warrants and the shares of Common Stock underlying the warrants issued in the June 2016 Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. This prospectus relates to the resale of the 837,500 shares of Common Stock underlying warrants issued to the investor in the June 2016 Offering and the 33,500 shares of Common Stock underlying warrants issued to the placement agent in the June 2016 Offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described herein and in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described herein and in the documents incorporated herein by reference, including (i) our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and the documents incorporated herein by reference contain, forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections of this prospectus and the documents incorporated herein by reference under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “seek,” “aim,” “think,” “optimistic,” “strategy,” “goals,” “sees,” “new,” “guidance,” “future,” “continue,” “drive,” “growth,” “long-term,” “develop,” “possible,” “emerging,” “opportunity,” “pursue,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the timing and success of preclinical studies and clinical trials conducted by us and our development partners;

•	the ability to obtain and maintain regulatory approval of our product candidates, and the labeling for any approved products;

•	the scope, progress, expansion, and costs of developing and commercializing our product candidates;

•	the size and growth of the potential markets for our product candidates and the ability to serve those markets;

•	our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

•	the rate and degree of market acceptance of any of our product candidates;

•	our expectations regarding competition;

•	our anticipated growth strategies;

•	our ability to attract or retain key personnel;

•	our ability to establish and maintain development partnerships;

•	our expectations regarding federal, state and foreign regulatory requirements;

•	regulatory developments in the U.S. and foreign countries;

•	our ability to obtain and maintain intellectual property protection for our product candidates; and

•	the anticipated trends and challenges in our business and the market in which we operate.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which it is made. Except as required by law, we assume no obligation to update these statements publicly, or to update the reasons actual results could differ materially from those anticipated in these statements, even if new information becomes available in the future. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of shares of our Common Stock by the selling stockholders pursuant to this prospectus. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our Common Stock.

SELLING STOCKHOLDERS

As of the date of this prospectus, the selling stockholders collectively hold warrants to purchase 871,000 shares of Common Stock. The warrants were distributed to the selling stockholders in connection with the June 2016 Offering in transactions that were private placements exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

We are registering the resale by the selling stockholders of the shares of our Common Stock issuable upon exercise of their warrants and the warrants issued to the placement agent and its principals in connection with our sale of Common Stock and Series A Preferred Stock in the June 2016 Offering in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the transactions consummated in connection with the June 2016 Offering, the selling stockholders have not had any material relationship with us within the past three years. Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent for the June 2016 Offering.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The table below does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The table below describes the selling stockholders’ beneficial ownership of our Common Stock (i) as August 31, 2016 and (ii) assuming the selling stockholders have exercised the warrants to purchase shares of our Common Stock and resold such shares of Common Stock pursuant to this prospectus. Each selling stockholder may sell some, all or none of its shares in this offering.

	Beneficial Ownership Prior to this Offering (1)			Beneficial Ownership After to this Offering (1)
Name and Address of Selling Stockholder	Number of Shares of Common Stock (2)		Percentage of Common Stock	Number of Shares of Common Stock (2)	Percentage of Common Stock

Sabby Volatility Warrant Master Fund Ltd (3) (4)	513,838	(5)	5.48%	293,338	3.13%
Sabby Healthcare Master Fund Ltd (3) (4)	1,565,228	(6)	16.69%	948,228	10.11%
Michael Vasinkevich (7)	11,558		*	—	—
H. C. Wainwright & Co., LLC (7)	10,218		*	—	—
Michael Mirsky (7)	6,365		*	—	—
Noam Rubinstein (7)	4,187		*	—	—
Mark Viklund (7)	837		*	—	—
Charles Worthman (7)	335		*	—	—

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise noted, each person or group identified, possesses sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 9,375,883 shares of Common Stock outstanding as of August 31, 2016.

(2)	Assumes the exercise of underlying warrants.

(3)	Sabby Healthcare Master Fund, Ltd. (“SHMF”) and Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”) have indicated to us that Hal Mintz has voting and investment power over the shares held by each fund. SHMF and SVWMF have also indicated to us that Sabby Management, LLC serves as the investment manager of SHMF and SVWMF, that Hal Mintz is the manager of Sabby Management, LLC and that each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over these shares except to the extent of any pecuniary interest therein.

(4)	The address for each of the Sabby funds is c/o Sabby Management, LLC, 10 Mountainview Road, Ste 205, Upper Saddle River, NJ 07458.

(5)	The shares of Common Stock beneficially owned include warrants to purchase 220,500 shares of Common Stock to be offered pursuant to this prospectus and 293,338 shares of Common Stock.

(6)	The shares of Common Stock beneficially owned include warrants to purchase 617,000 shares of Common Stock to be offered pursuant to this prospectus, warrants to purchase 48,168 shares of Common Stock that are not being offered pursuant to this prospectus (which are subject to the same 4.99% ownership limitation as the warrants being offered pursuant to this prospectus, as described above), 145,060 shares of Common Stock and 755,000 shares of Common Stock issuable upon conversion of 1,698.75 shares of Series A Preferred Stock. The terms and conditions of the warrants and Series A Preferred Stock include a restrictive covenant that provides that the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with Regulation 13D of the Exchange Act. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

(7)	The address of such selling stockholder is c/o H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022.

PLAN OF DISTRIBUTION

Each selling stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NASDAQ Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Burns & Levinson LLP, Boston, Massachusetts.

EXPERTS

The consolidated balance sheets of EyeGate Pharmaceuticals, Inc. and subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock non-controlling interests, and stockholders’ equity (deficit), and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report dated March 29, 2016, which is incorporated by reference herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any shareholder upon request and without charge. Written requests for such copies should be directed to EyeGate Pharmaceuticals, Inc., 271 Waverley Oaks Road, Suite 108, Waltham, MA 02452, or by telephone request to (781) 788-8869. Our website is located at http://www.eyegatepharma.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with them under File No. 001-36672, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 30, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 13, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 10, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on January 26, 2016, March 7, 2016 (as amended on May 23, 2016), April 29, 2016, May 25, 2016, June 1, 2016, June 22, 2016, June 27, 2016, June 30, 2016 and August 1, 2016 (in each case, except for information contained therein which is furnished rather than filed); and

•	The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on July 28, 2015 and amended on July 30, 2015.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

EyeGate Pharmaceuticals, Inc.

271 Waverley Oaks Road, Suite 108

Waltham, MA 02452

Telephone: (781) 788-8869.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

EYEGATE PHARMACEUTICALS, INC.

871,000 Shares

Common Stock

PROSPECTUS

                    , 2016

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

Part II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by EyeGate Pharmaceuticals, Inc. (the “Registrant” or the “Company”) in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (the “SEC”) registration fee.

Securities and Exchange Commission registration fee	$152
Legal fees and expenses	10,000
Accounting fees and expenses	3,500
Printing fees and expenses	2,500
Miscellaneous	2,500

Total	$18,652

Item 15. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors. Our amended and restated bylaws provide that we must indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of us against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. See also “Undertakings” set out in response to Item 17 herein.

Item 16. Exhibits

A list of exhibits filed with this registration statement on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on August 31, 2016.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Name: Stephen From
Title: President and Chief Executive Officer

KNOW ALL BE THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen From as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes of them, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Stephen From	President, Chief Executive Officer and Director	August 31, 2016
Stephen From	(principal executive officer and principal financial and accounting officer)

/s/ Paul Chaney	Director	August 31, 2016
Paul Chaney

/s/ Morton Goldberg	Director	August 31, 2016
Morton Goldberg

/s/ Praveen Tyle	Director	August 31, 2016
Praveen Tyle

/s/ Thomas Balland	Director	August 31, 2016
Thomas Balland

/s/ Thomas E. Hancock	Director	August 31, 2016
Thomas E. Hancock

/s/ Bernard Malfroy-Camine	Director	August 31, 2016
Bernard Malfroy-Camine

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of March 7, 2016, by and among EyeGate Pharmaceuticals, Inc. and the Sellers named therein (incorporated by reference to Exhibit 2.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on March 7, 2016).

3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on February 20, 2015).

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on February 20, 2015).

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on June 30, 2016).

4.1	Specimen Stock Certificate evidencing the shares of Common Stock (incorporated by reference to Exhibit 4.1 filed with Amendment No. 2 to the Registrant’s Form S-1 Statement (Registration No. 333-197725), filed with the SEC on August 29, 2014)

4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on June 27, 2016).

4.3	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K, filed with the SEC on June 27, 2016).

5.1*	Opinion of Burns & Levinson LLP

23.1*	Consent of Burns & Levinson LLP (included in Exhibit 5.1)

23.2*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in signature page)

*	Filed herewith.